Exhibit 99.1

Worthington Industries Names New CFO

COLUMBUS, Ohio--(BUSINESS WIRE)--December 1, 2008--Worthington Industries’ (NYSE: WOR) Chairman and CEO John P. McConnell today announced the appointment of B. Andrew “Andy” Rose as CFO of the company beginning December 1, 2008. Rose replaces John S. Christie, who retired in July.

“I am pleased that Andy is joining our team,” McConnell said. “His financial expertise and his leadership role in manufacturing and distribution investments have prepared him well for this position. Our finance group has done a good job of working through this period and the addition of Andy will strengthen our capabilities.”

Rose, 38, was most recently at MCG Capital Corporation, where he was a senior investment professional in the Atlanta office for the $1.5 billion public company. The firm makes control-equity investments and provides debt financing for private equity sponsored deals. Prior to that, Rose was a founding partner at Peachtree Equity Partners, L.P., a $110 million private equity fund backed by Goldman Sachs. There he managed debt and equity recapitalizations for manufacturing, distribution and service firms, served on the Board of Directors of various companies, advised management on growth strategies and operations and managed the firm’s institutional investor base. Previously, he was also vice president of private equity at Wachovia Capital Associates for five years.

McConnell also announced that Robert McMaster joined the corporate office, as senior financial adviser to the Chairman. McMaster has been working with the Worthington corporate finance group since September. He will continue working in this capacity for the foreseeable future applying his years of experience with KPMG and private industry. Over his 27 years with KPMG, McMaster served as managing partner of the Columbus office, the Ohio Valley Area Managing partner, and as a member of the firm’s operating committee. Most recently, McMaster was the CEO of ASP Westward L.P., a publisher of community newspapers. He serves on both public and private boards, including Carpenter Technology, Inc., a metals related company.

Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America’s premier value-added steel processor and a leader in manufactured metal products such as metal framing, metal ceiling grid systems, pressure cylinders, automotive past model service stampings and laser welded blanks. Worthington Industries and its subsidiaries employ more approximately 7,500 and operate 68 facilities in 10 countries.

Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company’s foundation.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company, which are not historical information, constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.

CONTACT:
Worthington Industries, Inc.
Media Contact:
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications
E-mail: cmlyttle@WorthingtonIndustries.com
or
Investor Contact:
Allison M. Sanders, 614-840-3133
Director, Investor Relations
E-mail: asanders@WorthingtonIndustries.com
or
www.WorthingtonIndustries.com